Exhibit 99.1

Zayo Group Holdings, Inc. Reports Financial Results for the Second Fiscal Quarter Ended December 31, 2015

Second Fiscal Quarter 2016 Financial Highlights

•	Zayo Group generated quarterly revenue of $369.6 million, a $2.8 million increase from the previous quarter, representing 3% annualized sequential growth;

•	Adjusted EBITDA for the second fiscal quarter was $218.9 million, which was $3.5 million higher than the prior quarter, representing 7% annualized sequential growth;

•	Net loss for the second fiscal quarter was ($10.8) million, which was $4.4 million lower than the prior quarters net loss of ($15.2) million;

•	Basic and diluted net loss per share during the second fiscal quarter was ($0.04).

BOULDER, Colo., February 12, 2016 – Zayo Group Holdings, Inc. (“Zayo” or “the Company”) (NYSE: ZAYO), the global leader in Communications Infrastructure, announced results for the three months ended December 31, 2015.  Second fiscal quarter revenue of $369.6 million grew 3% over the previous quarter on an annualized basis.  Adjusted EBITDA of $218.9 million increased 7% over the previous quarter on an annualized basis.  Operating income for the quarter increased  $6.6 million from the previous quarter, and net loss decreased by $4.4 million from the previous quarter.

During the three months ended December 31, 2015, capital expenditures were $172.4 million and the Company added 7,905 route miles and 813 buildings to its network. As of December 31, 2015, the Company had $176.2 million of cash and $440.8 million available under its revolving credit facility.

Recent Developments

Viatel Acquisition

On December 31, 2015, the Company completed the acquisition of a 100% interest in Viatel Infrastructure Europe Ltd., Viatel (UK) Limited, Viatel France SAS, Viatel Deutschland GmbH and Viatel Nederland BV (collectively, “Viatel”) for cash consideration of €92.6 million (or $101.0 million), net of cash acquired. The final purchase consideration is subject to certain post-closing adjustments. The acquisition was funded with cash on hand.

Dallas Data Center Acquisition

On December 31, 2015, the Company acquired a 36,000 square foot data center located in Dallas, Texas for cash consideration of $16.7 million. The acquisition was funded with cash on hand.

Term Loan Borrowings

On January 15, 2016, the Company entered into an Incremental Amendment (the “Amendment”) to its Credit Agreement. Under the terms of the Amendment, the Company’s term loan facility was increased by $400 million.  The facility bears interest at LIBOR plus 3.5 percent with a minimum LIBOR rate of 1.0 percent. The $400 million add-on was priced at 99.0 percent. No other terms of the Credit Agreement were amended.

Allstream Acquisition

On January 15, 2016, the Company acquired 100% of the equity interest in Allstream, Inc. and Allstream Fiber U.S. Inc. (together, “Allstream”) for cash consideration of CAD $427.0 million (or $298.0 million), subject to certain post-closing adjustments. The consideration paid is net of CAD $38.0 million (or $26.0 million) of working capital and other liabilities assumed by the Company in the acquisition. The acquisition was funded with the incremental term loan proceeds.

The acquisition adds more than 18,000 route miles to the Company’s fiber network, including 12,500 miles of long-haul fiber connecting all major Canadian markets and 5,500 route miles of metro fiber network connecting approximately 3,300 on-net buildings concentrated in Canada’s top five metropolitan markets.

Share Repurchases

During the three and six months ended December 31, 2015, the Company repurchased 726,327 shares of its outstanding common stock. This amount includes 355,557 shares repurchased at an average price of $23.85 per share, or $8.5 million, excluding commissions, under a $500 million, 6-month share repurchase program authorized by the Company’s Board of Directors (the “Board”) on November 10, 2015. As of December 31, 2015, $491.5 million remained available under the share repurchase authorization approved by the Board through May 2016. The amounts included in the “Common stock repurchases” line in the Company’s Condensed Consolidated Statements of Cash Flows represents both shares authorized by the Board for repurchase under the publically announced authorization described above, as well as $9.4 million, or 370,770 shares, withheld from employees to cover tax withholding obligations on restricted stock units that have vested. Total shares outstanding as of December 31, 2015 were 244,667,472.

Second Fiscal Quarter 2016 Financial Results

Three Months Ended December 31, 2015 and September 30, 2015

($ in millions)	Three months ended
	December 31	September 30,
	2015	2015
Revenue	$369.6	$366.8
Annualized revenue growth	3%
Operating income	58.7	52.1
Income/(loss) from operations before income taxes	0.3	(12.5)
Provision for income taxes	11.1	2.7
Net loss	$(10.8)	$(15.2)

Adjusted EBITDA	$218.9	$215.4
Annualized Adjusted EBITDA growth	7%
Adjusted EBITDA margin	59%	59%

Unlevered free cash flow	$46.5	$56.2

Levered free cash flow/(deficit)	$(26.2)	$36.0

Three Months Ended December 31, 2015 and December 31, 2014

($ in millions)	Three months ended
	December 31,	December 31,
	2015	2014
Revenue	$369.6	$323.9
Revenue growth	14%
Operating income	58.7	97.1
Income/(loss) from operations before income taxes	0.3	(0.6)
Provision/(benefit) for income taxes	11.1	(4.4)
Net (loss)/income	$(10.8)	$3.8

Adjusted EBITDA	$218.9	$189.7
Adjusted EBITDA growth	15%
Adjusted EBITDA margin	59%	59%

Unlevered free cash flow	$46.5	$60.2

Levered free cash flow/(deficit)	$(26.2)	$(5.8)

Conference Call

Zayo will hold a conference call to report second fiscal quarter 2016 results at 10:00 a.m. EST, February 12, 2016. The dial in number for the call is 800-941-1366. A live webcast of the call can be found in the investor relations section of Zayo’s website or can be accessed directly at https://cc.readytalk.com/r/sle94d7kgju2&eom. During the call, the Company will review an Earnings Presentation that summarizes the financial, operational and commercial highlights of the quarter, which can be found at http://investors.zayo.com/earnings-releases.  The Company’s Supplemental Earnings Information presentation will be made available in the investor relations section of Zayo’s website after the conclusion of the conference call.

About Zayo

Zayo Group Holdings, Inc. (NYSE: ZAYO) provides communications infrastructure services, including fiber and bandwidth connectivity, colocation and cloud services to the world’s leading businesses. Customers include wireless and wireline carriers, media and content companies and finance, healthcare and other large enterprises. The Company’s 110,000-mile network in North America and Europe, inclusive of the Company’s Allstream acquisition, includes extensive metro connectivity to thousands of buildings and data centers. In addition to high-capacity dark fiber, wavelength, Ethernet and other connectivity solutions, Zayo offers colocation and cloud services in its carrier-neutral data centers. Zayo provides clients with flexible, customized solutions and self-service through Tranzact, an innovative online platform for managing and purchasing bandwidth and services. For more information, visit zayo.com.

Forward Looking Statements

Information contained in this supplemental presentation that is not historical by nature constitutes “forward-looking statements” which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “plans,” “intends,” “estimates,” “projects,” “could,” “may,” “will,” “should,” or “anticipates” or the negatives thereof, other variations thereon or comparable terminology, or by discussions of strategy. No assurance can be given that future results expressed or implied by the forward-looking statements will be achieved and actual results may differ materially from those contemplated by the forward-looking statements. Such statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to the Company’s financial and operating prospects, current economic trends, future opportunities, ability to retain existing customers and attract new ones, outlook of customers, and strength of competition and pricing. In addition, there is risk and uncertainty in the Company’s acquisition strategy including our ability to integrate acquired companies and assets.  Specifically, there is a risk associated with our recent acquisitions, and the benefits thereof, including financial and operating results and synergy benefits that may be realized from these acquisitions and the timeframe for realizing these benefits. Other factors and risks that may affect our business and future financial results are detailed in the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on September 18, 2015 (our “Annual Report”). We caution you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. We undertake no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after releasing this supplemental information or to reflect the occurrence of unanticipated events, except as required by law.

This earnings release should be read together with the Company’s unaudited condensed consolidated financial statements and notes thereto for the quarter ended December 31, 2015 included in the Company’s Quarterly Report on Form 10-Q to be filed with the SEC on February 12, 2016 and the Company’s audited consolidated financial statements and notes thereto for the year ended June 30, 2015 included in the Company’s Annual Report.

Non-GAAP Financial Measures

The Company provides financial measures that are not defined under generally accepted accounting principles in the United States, or GAAP, including Adjusted EBITDA, Adjusted EBITDA Margin, unlevered free cash flow, adjusted unlevered free cash flow, and levered free cash flow.

Adjusted EBITDA is defined as earnings/(loss) from continuing operations before interest, income taxes, depreciation, and amortization (“EBITDA”) adjusted to exclude acquisition or disposal-related transaction costs, losses on extinguishment of debt, stock-based compensation, unrealized foreign currency gains/ (losses) on intercompany loans, and non-cash income/(loss) on equity and cost method investments. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Unlevered free cash flow is defined as Adjusted EBITDA minus purchases of property and equipment, net of stimulus grants. Levered free cash flow is defined as operating cash flow minus purchases of property and equipment, net of stimulus grants. These measures are not measurements of our financial performance under GAAP and should not be considered in isolation or as alternatives to net income, net cash flows provided by operating activities, total net cash flows or any other performance measures derived in accordance with GAAP or as alternatives to net cash flows from operating activities or total net cash flows as measures of our liquidity.

We use Adjusted EBITDA to evaluate our operating performance and liquidity. In addition to Adjusted EBITDA, management uses unlevered free cash flow, which measures the ability of Adjusted EBITDA to cover capital expenditures. Adjusted EBITDA is a performance rather than cash flow measure. Correlating our capital expenditures to our Adjusted EBITDA does not imply that we will be able to fund such capital expenditures solely with cash from operations. In addition to these measures, we use levered free cash flow as a measure to evaluate cash generated through normal operating activities. These metrics are among the primary measures used by management for planning and forecasting future periods. We believe the presentation of Adjusted EBITDA is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and make it easier to compare our results with the results of other companies that have different financing and capital structures. We believe that the presentation of levered free cash flow is relevant and useful to investors because it provides a measure of cash available to pay the principal on our debt and pursue acquisitions of businesses or other strategic investments or uses of capital.

We also monitor Adjusted EBITDA because our subsidiaries have debt covenants that restrict their borrowing capacity that are based on a leverage ratio, which utilizes a modified EBITDA, as defined in our credit agreement and the indentures governing our notes. The modified EBITDA is consistent with our definition of Adjusted EBITDA; however, it includes the pro forma Adjusted EBITDA of and expected cost synergies from the companies acquired by us during the quarter for which the debt compliance certification is due. Adjusted EBITDA results, along with the quantitative and qualitative information, are also utilized by management and our Compensation Committee, as an input for determining incentive payments to employees.

Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, analysis of our results of operations and operating cash flows as reported under GAAP. For example, Adjusted EBITDA:

•	does not reflect capital expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the interest expense, or the cash requirements necessary to service the interest payments, on our debt; and

•	does not reflect cash required to pay income taxes.

Unlevered free cash flow and adjusted unlevered free cash flow has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. For example, levered free cash flow:

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the interest expense, or the cash requirements necessary to service the interest payments, on our debt; and

•	does not reflect cash required to pay income taxes.

Levered free cash flow has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. For example, levered free cash flow:

•	does not reflect principal payments on debt;

•	does not reflect principal payments on capital lease obligations;

•	does not reflect dividend payments, if any; and

•	does not reflect the cost of acquisitions.

Our computation of Adjusted EBITDA, unlevered free cash flow, and levered free cash flow may not be comparable to other similarly titled measures computed by other companies because all companies do not calculate these measures in the same fashion.

Because we have acquired numerous entities since our inception and incurred transaction costs in connection with each acquisition, borrowed money in order to finance our operations and acquisitions, and used capital and intangible assets in our business, and because the payment of income taxes is necessary if we generate taxable income after the utilization of our net operating loss carry forwards, any measure that excludes these items has material limitations. As a result of these limitations, these measures should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as a measure of our liquidity. See “Reconciliation of Non-GAAP Financial Measures” for a quantitative reconciliation of Adjusted EBITDA to net income/(loss) and for a quantitative reconciliation of unlevered free cash flow and levered free cash flow to net cash provided by operating activities.

Annualized revenue and annualized Adjusted EBITDA are derived by multiplying the total revenue and Adjusted EBITDA, respectively, for the most recent quarterly period by four. Our computations of annualized revenue and annualized Adjusted EBITDA may not be representative of our actual annual results.

Measures referred to as being calculated on a constant currency basis are intended to present the relevant information assuming a constant exchange rate between the two periods being compared. Such metrics are calculated by applying the currency exchange rates used in the preparation of the prior period financial results to the subsequent period results.

Tables reconciling non-GAAP measures are included in the Reconciliation of Non-GAAP Financial Measures section of this presentation. A glossary of terms used throughout is available under the investor section of the Company’s website at http://investors.zayo.com/glossary.

Consolidated Financial Information

Consolidated Statements of Operations

($ in millions)	Three months ended		Six months ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenue	$369.6	$323.9	$736.4	$644.5
Operating costs and expenses
Operating costs (excluding depreciation and amortization)	112.2	97.8	225.2	205.1
Selling, general and administrative expenses	85.0	32.1	169.6	188.9
Depreciation and amortization	113.7	96.9	230.8	192.9
Total operating costs and expenses	310.9	226.8	625.6	586.9
Operating income	58.7	97.1	110.8	57.6
Other expenses
Interest expense	(51.2)	(53.4)	(105.0)	(100.3)
Loss on extinguishment of debt	—	(30.9)	—	(30.9)
Foreign currency loss on intercompany loans	(7.1)	(13.3)	(17.8)	(27.9)
Other expense, net	(0.1)	(0.1)	(0.2)	(0.2)
Total other expenses, net	(58.4)	(97.7)	(123.0)	(159.3)
Income/(loss) from operations before income taxes	0.3	(0.6)	(12.2)	(101.7)
Provision/(benefit) for income taxes	11.1	(4.4)	13.8	5.0
Net (loss)/income	$(10.8)	$3.8	$(26.0)	$(106.7)

Weighted-average shares used to compute net income/(loss) per share:
Basic	244.8	236.2	243.9	229.6
Diluted	244.8	237.2	243.9	229.6
Net (loss)/income per share:
Basic	(0.04)	0.02	(0.11)	(0.46)
Diluted	(0.04)	0.02	(0.11)	(0.46)

Consolidated Balance Sheets

($ in millions, except share amounts)	December 31,	June 30,
	2015	2015
Assets
Current assets
Cash and cash equivalents	$176.2	$308.6
Trade receivables, net of allowance of $4.8 and $3.4 as of December 31, 2015 and June 30, 2015, respectively	73.9	88.0
Due from related parties	0.5	0.6
Prepaid expenses	33.8	37.3
Deferred income taxes, net	129.8	129.5
Other assets	5.6	3.9
Total current assets	419.8	567.9
Property and equipment, net	3,626.1	3,299.2
Intangible assets, net	933.0	948.3
Goodwill	1,222.2	1,224.4
Other assets	72.4	54.8
Total assets	$6,273.5	$6,094.6
Liabilities and stockholders' equity
Current liabilities
Current portion of long-term debt	$16.5	$16.5
Accounts payable	66.2	40.0
Accrued liabilities	182.2	182.2
Accrued interest	40.2	57.2
Capital lease obligations, current	5.4	4.4
Deferred revenue, current	97.8	86.6
Total current liabilities	408.3	386.9
Long-term debt, non-current	3,649.8	3,652.2
Capital lease obligation, non-current	30.5	28.3
Deferred revenue, non-current	727.4	612.7
Deferred income taxes, net	171.6	174.7
Other long-term liabilities	37.6	28.6
Total liabilities	5,025.2	4,883.4

Stockholders' equity
Preferred stock, $0.001 par value-- 50,000,000 shares authorized; no shares issued and outstanding as of December 31, 2015 and June 30, 2015, respectively	$—	$—
Common stock, $0.001 par value--850,000,000 shares authorized; 244,667,472 and 243,008,679 shares issued and outstanding as of December 31, 2015 and June 30, 2015, respectively	0.2	0.2
Additional paid-in capital	1,780.6	1,705.8
Accumulated other comprehensive loss	(19.6)	(7.9)
Accumulated deficit	(512.9)	(486.9)
Total stockholders' equity	1,248.3	1,211.2
Total liabilities and stockholders' equity	$6,273.5	$6,094.6

Consolidated Statements of Cash Flows

($ in millions)	Six months ended December 31,
	2015	2014
Cash flows from operating activities
Net loss	$(26.0)	$(106.7)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	230.8	192.9
Loss on extinguishment of debt	—	30.9
Non-cash interest expense	6.6	9.4
Stock-based compensation	89.0	117.1
Amortization of deferred revenue	(41.9)	(34.6)
Additions to deferred revenue	86.6	84.1
Foreign currency loss on intercompany loans	17.8	27.9
Excess tax benefit from stock-based compensation	(7.9)	—
Deferred income taxes	8.3	(0.7)
Provision for bad debts	2.5	0.9
Non-cash loss on investments	0.6	0.5
Changes in operating assets and liabilities, net of acquisitions
Trade receivables	15.3	(5.0)
Prepaid expenses	6.0	0.2
Payables to/(from) related parties, net	0.1	—
Accounts payable and accrued liabilities	(26.0)	(67.5)
Other assets and liabilities	(20.4)	(7.5)
Net cash provided by operating activities	341.4	241.9
Cash flows from investing activities
Purchases of property and equipment	(331.6)	(244.8)
Acquisition of Neo Telecoms, net of cash acquired	—	(73.9)
Acquisition of Colo Facilities Atlanta, net of cash acquired	—	(52.5)
Acquisition of Viatel, net of cash acquired	(101.0)	—
Acquisition of Dallas Data Center, net of cash acquired	(16.7)	—
Other	(0.3)	(0.1)
Net cash used in investing activities	(449.6)	(371.3)
Cash flows from financing activities
Proceeds from equity offerings and contributions	—	304.2
Direct costs associated with initial public offering	—	(22.2)
Principal payments on long-term debt	(8.3)	(259.7)
Payment of early redemption fees on debt extinguished	—	(23.8)
Principal payments on capital lease obligations	(2.2)	(1.3)
Common stock repurchases	(17.9)	—
Excess tax benefit from stock-based compensation	7.9	—
Other	(0.4)	—
Net cash used in financing activities	(20.9)	(2.8)
Net cash flows	(129.1)	(132.2)
Effect of changes in foreign exchange rates on cash	(3.3)	(1.6)
Net decrease in cash and cash equivalents	(132.4)	(133.8)
Cash and cash equivalents, beginning of year	308.6	297.4
Cash and cash equivalents, end of period	$176.2	$163.6

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA and Cash Flow Reconciliation	Three months ended
($ in millions)	December 31,	September 30,	December 31,
	2015	2015	2014
Reconciliation of Adjusted EBITDA:
Net (loss)/income	(10.8)	(15.2)	3.8
Interest expense	51.2	53.8	53.4
(Benefit)/provision for income taxes	11.1	2.7	(4.4)
Depreciation and amortization	113.7	117.1	96.9
Transaction costs	3.3	—	1.3
Stock-based compensation	42.9	46.1	(6.0)
Loss on extinguishment of debt	—	—	30.9
Foreign currency loss/(gain) on intercompany loans	7.1	10.7	13.3
Non-cash loss on investments	0.4	0.2	0.5
Adjusted EBITDA	$218.9	$215.4	$189.7

Reconciliation of unlevered free cash flow:
Net cash provided by operating activities:	$146.2	$195.2	$123.7
Cash paid for income taxes	2.0	4.7	2.1
Cash paid for interest, net of capitalized interest	83.2	29.3	71.1
Excess tax benefit from stock-based compensation	—	7.9	—
Transaction costs	3.3	—	1.3
Provision for bad debts	(1.9)	(0.6)	(0.3)
Additions to deferred revenue	(36.9)	(49.7)	(40.9)
Amortization of deferred revenue	21.5	20.4	17.3
Other changes in operating assets and liabilities	1.5	8.2	15.4
Adjusted EBITDA	218.9	215.4	189.7
Purchases of property and equipment	(172.4)	(159.2)	(129.5)
Unlevered Free Cash Flow	$46.5	$56.2	$60.2

Reconciliation of levered free cash flow:
Net cash provided by operating activities	$146.2	$195.2	$123.7
Purchases of property and equipment, net	(172.4)	(159.2)	(129.5)
Levered free cash flow/(deficit), as defined	$(26.2)	$36.0	$(5.8)

Investor Relations:

(720)  306-7556

IR@zayo.com